UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 13, 2014

MARRONE BIO INNOVATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36030	20-5137161
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2121 Second St. Suite A-107, Davis, CA		95618
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (530) 750-2800

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On June 13, 2014, we and Marrone Michigan Manufacturing, LLC, our wholly-owned subsidiary (“MMM”), entered into a Business Loan Agreement (“Loan Agreement”) as co-borrowers with Five Star Bank (the “Lender”) pursuant to which the Lender agreed to lend to us and MMM the principal amount of $10 million (the “Loan”). The Loan is secured by the assets of MMM and our deposit accounts with the Lender pursuant to the terms of separate Commercial Security Agreements (the “Security Agreements”) that each of MMM and us entered into with the Lender in connection with the Loan Agreement. On June 13, 2014, we and MMM also delivered to the Lender a promissory note in the principal amount of $10 million (the “Note”).

Under the Loan Agreement, we and MMM are required to maintain a current ratio of 1.25 to 1.0, a debt to worth ratio of no greater than 4.0 to 1.0 and a loan to value ratio of not greater than 70%, each as determined by the Lender.

The Note is required to be repaid in monthly payments of $64,394.88 commencing on July 13, 2014 through June 13, 2036 and shall bear interest on the outstanding principal amount at prime rate plus 2.0%. The interest rate is subject to change from time to time to reflect changes in the prime rate; however, the interest rate shall not be less than 5.250% or more than the maximum rate allowed by applicable law. If the interest rate increases, the Lender, may, at its option, increase the amount of each monthly payment to ensure that the Note would be paid in full by the maturity date, increase the amount of each monthly payment to reflect the change in interest rate, increase the number of monthly payments, or keep the monthly payments the same and increase the final payment amount.

The nonpayment of the principal and interest when due is an event of default. Other events of default, some of which provide for a cure period of fifteen (15) days after notice of the event of default from the Lender, include defaults on the covenants and agreements in the Loan Agreement, defaults under other loan or credit agreements with other parties, the insolvency of either us or MMM, or a change of control of either us or MMM. Upon an event of default and the expiration of any applicable cure period, all outstanding principal and interest under the Note may become immediately due and payable without notice at the option of the Lender. Lender would also be entitled to exercise its rights under the Security Agreements.

Twenty percent (20%) of the outstanding principal amount of the Note may be prepaid each year without penalty. Prepayments in excess of twenty percent (20%) of the outstanding principal amount in any year are subject to a penalty calculated based upon the year in which the repayment occurs. The prepayment penalty would be ten percent (10%) of the prepaid amount in year one (1), which percentage would decrease in each successive year by one percentage point on each anniversary of the date of the Note.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this report is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARRONE BIO INNOVATIONS, INC.

Dated: June 19, 2014	By:	/s/ Linda Moore
Linda V. Moore
Vice President, General Counsel and Secretary